UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  December 21, 2012

Six Flags Entertainment Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-13703	13-3995059
(Commission File Number)	(IRS Employer Identification No.)

924 Avenue J East
Grand Prairie, Texas	75050
(Address of Principal Executive Offices)	(Zip Code)

(972) 595-5000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On December 21, 2012, Six Flags Entertainment Corporation (the “Company”) completed the private sale of $800.0 million aggregate principal amount of the Company’s 5.25% Senior Notes due 2021 (the “Notes”), at an original issue price of 100.0% of par. The Notes and the related guarantees were offered and sold only to qualified institutional buyers in an unregistered offering pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

The Company used approximately $350.0 million of the proceeds from the issuance of the Notes to prepay a portion of the approximately $932.0 million previously outstanding under its senior secured credit facility and intends to use the balance of the proceeds for share repurchases, working capital needs and strategic initiatives.

The Notes were issued pursuant to an indenture, dated as of December 21, 2012 (the “Indenture”), among the Company, the subsidiary guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee. The Notes will pay interest at a rate of 5.25% per annum, payable in cash semi-annually, in arrears, on July 15 and January 15 of each year, beginning on July 15, 2013. The Notes mature on January 15, 2021.

The Notes are fully and unconditionally guaranteed on a senior unsecured basis by the Company’s subsidiaries that incur or guarantee certain indebtedness, including indebtedness under the Company’s senior secured credit facility.

The Notes are the Company’s and the Guarantors’ senior unsecured obligations. The Notes and the guarantees rank equally in right of payment with all of the Company’s and the Guarantors’ senior unsecured debt. The Notes and the guarantees rank effectively junior to all of the Company’s and the Guarantors’ secured obligations to the extent of the value of the collateral securing such obligations, including the obligations of the Company and the Guarantors pursuant to their guarantees or borrowings under the Company’s senior secured credit facility. The Notes and the guarantees rank senior in right of payment to any of the Company’s and the Guarantors’ future indebtedness that is expressly subordinated to the Notes or guarantees. The Notes and the guarantees rank structurally junior to all debt and other liabilities of the Company’s subsidiaries that are not Guarantors of the Notes.

The Company may redeem some or all of the Notes on or after January 15, 2016 at the redemption prices set forth in the Indenture plus accrued and unpaid interest, if any, to the date of redemption. Prior to January 15, 2016, the Company may redeem up to 35.0% of the aggregate principal amount of the Notes at a redemption price equal to 105.250%, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds of certain equity offerings. In addition, the Company may, at its option, redeem some or all of the Notes prior to January 15, 2016, by paying a make-whole premium, plus accrued and unpaid interest, if any, to the date of redemption. If the Company experiences certain change of control events, holders of the Notes may require it to repurchase all or part of their Notes at 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the repurchase date.

The Indenture contains restrictive covenants that limit the ability of the Company and the Company’s restricted subsidiaries to, among other things: incur additional debt or issue preferred stock; create liens; create restrictions on the Company’s subsidiaries’ ability to make payments to the Company; pay dividends and make other distributions in respect of the Company’s and its restricted subsidiaries’ capital stock; redeem or repurchase the Company’s capital stock or prepay subordinated indebtedness; make certain investments or certain other restricted payments; guarantee indebtedness; designate unrestricted subsidiaries; sell certain kinds of assets; enter into certain types of transactions with affiliates; and effect mergers or consolidations. These covenants are subject to important exceptions and qualifications set forth in the Indenture. Certain of these covenants will be suspended if the Notes are assigned an investment grade rating by Standard & Poor’s Rating Services and Moody’s Investors Service, Inc. and no default has occurred and is continuing.

The Notes and the related guarantees have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

The description of the Notes and the Indenture contained in this Current Report on Form 8-K is qualified in its entirety by reference to the complete text of the Indenture filed as Exhibit 4.1 and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01              Financial Statements and Exhibits.

(d)                                       Exhibits

4.1                               Indenture, dated as of December 21, 2012, among Six Flags Entertainment Corporation, the guarantors party thereto and U.S. Bank National Association, as trustee

4.2                               Form of 5.25% Senior Note due 2021 (included as Exhibit A to Exhibit 4.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIX FLAGS ENTERTAINMENT CORPORATION

	By:	/s/ Lance C. Balk
Name: Lance C. Balk
Title: Executive Vice President and General Counsel

Date: December 21, 2012

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture, dated as of December 21, 2012, among Six Flags Entertainment Corporation, the guarantors party thereto and U.S. Bank National Association, as trustee

4.2	Form of 5.25% Senior Note due 2021 (included as Exhibit A to Exhibit 4.1)